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                                                                     EXHIBIT 5.1

                       [COOLEY GODWARD LLP LETTERHEAD]

July 28, 1998


GENE LOGIC INC.
708 Quince Orchard Road
Gaithersburg, Maryland  20878

Dear Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by GENE LOGIC INC., a Delaware corporation (the "Company"), of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission covering the registration of up to (i) 4,849,815 shares of Common Stock, $.01 par value, of the Company (the "Common Stock") to be issued in connection with the proposed merger of Oncormed, Inc., a Delaware corporation ("Oncormed"), with and into Gene Logic Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (the "Merger"), and (ii) 1,006,631 shares of Common Stock to be offered for resale by certain securityholders of Oncormed following the Merger, including shares of Common Stock issuable upon exercise of certain warrants held by such selling securityholders (collectively, the "Shares").

In connection with this opinion, we have examined the Registration Statement and related Prospectus/Joint Proxy Statement, your Restated Certificate of Incorporation and By-laws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the related Prospectus/Joint Proxy Statement, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward LLP

/s/ FREDERICK T. MUTO

Frederick T. Muto